Exhibit 99.1

For Immediate Release

Contact: James Edgemond

(301) 608-9292

Jedgemond@unither.com

UNITED THERAPEUTICS CORPORATION REPORTS

2017 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

Silver Spring, MD and Research Triangle Park, NC, February 21, 2018: United Therapeutics Corporation (NASDAQ: UTHR) today announced its financial results for the fourth quarter and year ended December 31, 2017.

“Our fourth quarter net revenues reached $465 million and our annual net revenues reached $1.7 billion, our highest quarterly and annual net revenues ever,” said Martine Rothblatt, Ph.D., United Therapeutics Chairman and Chief Executive Officer. “Orenitram’s fourth quarter net revenues grew by 25%, as compared to the same period in the prior year, representing our third consecutive quarter of greater than 20% net revenue growth for this therapy and confirming our belief in the organic growth opportunity for Orenitram, which is the only true oral prostacyclin analogue therapy for the large and increasing number of pulmonary arterial hypertension (PAH) patients. These financial results strengthen our ability to develop and advance our growing product pipeline, which currently includes seven phase III programs and multiple next-generation treprostinil drug delivery systems as well as investigative regenerative medicine and organ manufacturing programs, which we hope will ultimately provide a cure for PAH and other end-stage organ diseases.”

Key financial highlights include (in millions, except per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016

Revenues	$464.7	$409.0	$1,725.3	$1,598.8
Net income	$19.0	$110.3	$417.9	$713.7
Non-GAAP earnings(1)	$170.2	$184.3	$741.3	$726.0
Net income, per diluted share	$0.43	$2.43	$9.31	$15.25
Non-GAAP earnings, per diluted share(1)	$3.89	$4.06	$16.51	$15.51

(1)                     See definition of non-GAAP earnings, a non-GAAP financial measure, and a reconciliation of net income to non-GAAP earnings below.

Revenues

The table below summarizes the components of total revenues (dollars in millions):

	Three Months Ended December 31,		Percentage	Year Ended December 31,		Percentage
	2017	2016	Change	2017	2016	Change
Net product sales:
Remodulin®	$180.1	$151.2	19.1%	$670.9	$602.3	11.4%
Tyvaso®	92.4	93.6	(1.3)%	372.9	404.6	(7.8)%
Adcirca®	119.3	112.7	5.9%	419.7	372.2	12.8%
Orenitram®	48.0	38.3	25.3%	185.8	157.2	18.2%
Unituxin®	24.9	13.2	88.6%	76.0	62.5	21.6%
Total revenues	$464.7	$409.0	13.6%	$1,725.3	$1,598.8	7.9%

Revenues for the quarter ended December 31, 2017 increased by $55.7 million as compared to the same period in 2016. The growth in revenues primarily resulted from: (1) a $28.9 million increase in Remodulin net product sales; (2) an $11.7 million increase in Unituxin net product sales; (3) a $9.7 million increase in Orenitram net product sales; and (4) a $6.6 million increase in Adcirca net product sales, partially offset by a $1.2 million decrease in Tyvaso net product sales.

Revenues for the year ended December 31, 2017 increased by $126.5 million as compared to the same period in 2016. The growth in revenues primarily resulted from the following: (1) a $68.6 million increase in Remodulin net product sales; (2) a $47.5 million increase in Adcirca net product sales; (3) a $28.6 million increase in Orenitram net product sales; and (4) a $13.5 million increase in Unituxin net product sales, partially offset by a $31.7 million decrease in Tyvaso net product sales.

Expenses

Cost of product sales. The table below summarizes cost of product sales by major category (dollars in millions):

	Three Months Ended December 31,		Percentage	Year Ended December 31,		Percentage
	2017	2016	Change	2017	2016	Change
Category:
Cost of product sales	$46.7	$19.5	139.5%	$103.1	$72.1	43.0%
Share-based compensation expense(1)	6.3	8.9	(29.2)%	2.6	0.6	333.3%
Total cost of product sales	$53.0	$28.4	86.6%	$105.7	$72.7	45.4%

(1)                     Refer to Share-based compensation expense below for discussion.

Cost of product sales, excluding share-based compensation. The increases in cost of product sales of $27.2 million and $31.0 million, respectively, for the quarter and year ended December 31, 2017 as compared to the same periods in 2016, were primarily attributable to a $21.9 million increase in royalty expense for Adcirca. Our amended license agreement with Eli Lilly and Company resulted in our royalty rate on net product sales of Adcirca increasing from five percent to an effective rate of approximately 42.5 percent beginning December 1, 2017. The remaining increase in cost of product sales was primarily attributable to an increase in sales.

Research and development expense. The table below summarizes research and development expense by major category (dollars in millions):

	Three Months Ended December 31,		Percentage	Year Ended December 31,		Percentage
	2017	2016	Change	2017	2016	Change
Project and non-project:
Research and development expense	$91.5	$46.6	96.4%	$256.4	$157.6	62.7%
Share-based compensation expense (benefit)(1)	22.1	20.3	8.9%	8.2	(10.0)	182.0%
Total research and development expense	$113.6	$66.9	69.8%	$264.6	$147.6	79.3%

(1)                     Refer to Share-based compensation expense below for discussion.

Research and development expense, excluding share-based compensation. The increases in research and development expense of $44.9 million and $98.8 million, respectively, for the quarter and year ended December 31, 2017 as compared to the same periods in 2016, were driven by the expansion of our pipeline programs to treat cardiopulmonary disease and cancer and to develop organ manufacturing technologies.

Selling, general and administrative expense. The table below summarizes selling, general and administrative expense by major category (dollars in millions):

	Three Months Ended December 31,		Percentage	Year Ended December 31,		Percentage
	2017	2016	Change	2017	2016	Change
Category:
General and administrative	$51.4	$45.9	12.0%	$203.1	$210.7	(3.6)%
Sales and marketing	17.6	17.5	0.6%	64.3	84.6	(24.0)%
Share-based compensation expense(1)	90.1	76.1	18.4%	62.7	21.5	191.6%
Total selling, general and administrative expense	$159.1	$139.5	14.1%	$330.1	$316.8	4.2%

(1)                     Refer to Share-based compensation expense below for discussion.

General and administrative, excluding share-based compensation. The decrease in general and administrative expenses of $7.6 million for the year ended December 31, 2017, as compared to the same period in 2016, primarily resulted from: (1) a $32.0 million decrease in grants to non-affiliated, non-profit organizations that provide financial assistance to patients with PAH; and (2) a $9.3 million decrease of expenses in connection with the disposition and write down of various properties in 2016. The decrease was partially offset by: (1) a $9.4 million increase in legal fees incurred in connection with intellectual property litigation and the Department of Justice (DOJ) investigation of our support of 501(c)(3) organizations that provide financial assistance to patients; (2) a $9.2 million increase in compensation due to an increase in staffing; and (3) a $6.5 million increase in consulting expenses.

Sales and marketing, excluding share-based compensation. The decrease in sales and marketing expenses of $20.3 million for the year ended December 31, 2017, as compared to the same period in 2016, primarily resulted from a $11.3 million decrease in compensation and related costs associated with the 2016 consolidation of our sales and marketing staff.

Share-based compensation expense. The table below summarizes share-based compensation expense (benefit) by major category (dollars in millions):

	Three Months Ended December 31,		Percentage	Year Ended December 31,		Percentage
	2017	2016	Change	2017	2016	Change
Category:
Stock options	$13.1	$3.1	322.6%	$43.0	$24.8	73.4%
Share tracking awards plan	104.6	101.3	3.3%	27.1	(15.2)	278.3%
Other(1)	0.8	0.9	(11.1)%	3.4	2.5	36.0%
Total share-based compensation expense	$118.5	$105.3	12.5%	$73.5	$12.1	507.4%

(1)                     Includes expense related to restricted stock units and our employee stock purchase plan for the periods ended December 31, 2017 and 2016.

Share-based compensation. The increase in share-based compensation expense of $13.2 million during the quarter ended December 31, 2017, as compared to the same period in 2016, was primarily due to a $10.0 million increase in stock option expense due to additional awards outstanding in 2017.

The increase in share-based compensation expense of $61.4 million during the year ended December 31, 2017, as compared to the same period in 2016, was primarily due to: (1) a $42.3 million increase in share tracking awards expense related to an increase in our stock price during 2017 and the continued vesting of outstanding awards; and (2) an $18.2 million increase in stock option expense due to additional awards granted and outstanding in 2017.

Settlement of Loss Contingency

In December 2017, we entered into a civil Settlement Agreement with the U.S. Government to resolve a DOJ investigation related to our support of 501(c)(3) organizations that provide financial assistance to patients. During the second quarter of 2017, we recorded a $210.0 million accrual relating to this matter, and ultimately paid this amount, plus interest, to the U.S. Government upon settlement. This matter is described in more detail in Note 16—Litigation—Department of Justice Subpoena, to our consolidated financial statements included within our Annual Report on Form 10-K for the year ended December 31, 2017.

Impairment of Cost Method Investment

During the year ended December 31, 2017, we recorded $49.6 million of impairment charges related to our cost method investments in privately-held companies. There were no such impairment charges in the year ended December 31, 2016.

Income Taxes

The provision for income taxes was $351.6 million for the year ended December 31, 2017, compared to $346.5 million for the same period in 2016. The change in the provision for income taxes was primarily due to a charge for the revaluation of deferred taxes due to the lower corporate tax rate enacted by The Tax Cuts and Jobs Act (“Tax Reform”), which is effective as of January 1, 2018, and increases in nondeductible items, partially offset by a decrease in income before income taxes. For the years ended December 31, 2017 and 2016, the effective tax rates were approximately 46 percent and 33 percent, respectively.

Non-GAAP Earnings

Non-GAAP earnings is defined as net income, adjusted for: (1) share-based compensation expense (including expenses relating to stock options, restricted stock units, share tracking awards, and our employee stock purchase plan); (2) settlement of loss contingency; (3) impairment charges; (4) impact of Tax Reform; and (5) tax impact on non-GAAP earnings adjustments.

A reconciliation of net income to non-GAAP earnings is presented below (in millions, except per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016 (1)	2017	2016 (1)
Net income, as reported	$19.0	$110.3	$417.9	$713.7
Adjust for the following charges:
Share-based compensation expense(2)	118.5	105.3	73.5	12.1
Settlement of loss contingency(3)	—	—	210.0	—
Impairment of cost method investments(4)	—	—	49.6	—
Other impairment charges(4)	—	4.3	—	4.3
Impact of Tax Reform(5)	71.0	—	71.0	—
Tax benefit(2)(3)	(38.3)	(35.6)	(80.7)	(4.1)
Non-GAAP earnings	$170.2	$184.3	$741.3	$726.0
Non-GAAP earnings per share:
Basic	$3.94	$4.37	$16.85	$16.58
Diluted	$3.89	$4.06	$16.51	$15.51
Weighted average number of common shares outstanding:
Basic	43.2	42.2	44.0	43.8
Diluted	43.8	45.4	44.9	46.8

(1)                     We changed the presentation of our non-GAAP earnings in the first quarter of 2017 to exclude adjustments for interest expense and depreciation and amortization. Prior year periods have been conformed to match the current year presentation.

(2)                     We calculated the total tax impact of non-discrete quarterly non-GAAP earnings adjustments based on our annual effective tax rates, before considering discrete items, of approximately 32 percent and approximately 34 percent for each of the quarters and years ended December 31, 2017 and 2016, respectively.

(3)                     The tax benefit for the year ended December 31, 2017 includes $57.0 million of benefit for the estimated loss contingency recognized during the second quarter of 2017 relating to the DOJ investigation of our support of 501(c)(3) organizations that provide financial assistance to patients.

(4)                     This non-GAAP earnings adjustment is currently not considered tax deductible.

(5)                     The impact of Tax Reform is a significant and unusual component of tax expense, therefore in the calculation of non-GAAP earnings, it is presented separately from the tax benefit that is derived from the other non-GAAP adjustments.

Conference Call

We will host a half-hour teleconference on Wednesday, February 21, 2018, at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 1-877-351-5881, with international callers dialing 1-970-315-0533. A rebroadcast of the teleconference will be available for one week by dialing 1-855-859-2056, with international callers dialing 1-404-537-3406 and using access code 2296917.

This teleconference is also being webcast and can be accessed via our website at http://ir.unither.com/events.

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of innovative products to address the unmet medical needs of patients with chronic and life-threatening conditions.

Non-GAAP Financial Information

This press release contains a financial measure, non-GAAP earnings, which does not comply with United States generally accepted accounting principles (GAAP). This measure supplements our financial results prepared in accordance with GAAP as reported below.

We use non-GAAP earnings to assist us in: (1) planning, including the preparation of our annual operating budget; (2) allocating resources in an effort to enhance the financial performance of our business; (3) evaluating the effectiveness of our operational strategies; and (4) assessing our capacity to fund capital expenditures and expand our business. We believe this non-GAAP financial measure improves investors’ understanding of our financial results by excluding certain expenses that we do not consider when evaluating and comparing the performance of our core operations and making operating decisions. However, there are limitations in the use of this non-GAAP financial measure in that it excludes certain operating expenses that are recurring in nature. In addition, our calculation of this non-GAAP financial measure may differ from the methodology used by other companies. The presentation of this non-GAAP financial measure should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of net income, the most directly comparable GAAP financial measure, to non-GAAP earnings can be found in the table above under the heading, Non-GAAP Earnings.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements relating to the growth opportunity for Orenitram, our ability to develop and advance products within our pipeline, and the potential for these programs to result in a cure for PAH and other end-stage organ diseases. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of February 21, 2018, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason.  [uthr-g]

Orenitram, Remodulin, Tyvaso and Unituxin are registered trademarks of United Therapeutics Corporation.

Adcirca is a registered trademark of Eli Lilly and Company.

UNITED THERAPEUTICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues:
Net product sales	$464.7	$409.0	$1,725.3	$1,598.8
Total revenues	464.7	409.0	1,725.3	1,598.8
Operating expenses:
Cost of product sales	53.0	28.4	105.7	72.7
Research and development	113.6	66.9	264.6	147.6
Selling, general and administrative	159.1	139.5	330.1	316.8
Settlement of loss contingency	—	—	210.0	—
Total operating expenses	325.7	234.8	910.4	537.1
Operating income	139.0	174.2	814.9	1,061.7
Other (expense) income:
Interest expense	(3.5)	(2.2)	(9.0)	(3.9)
Other, net	5.5	(0.5)	13.2	2.4
Impairment of cost method investment	—	—	(49.6)	—
Total other income (expense), net	2.0	(2.7)	(45.4)	(1.5)
Income before income taxes	141.0	171.5	769.5	1,060.2
Income tax expense	(122.0)	(61.2)	(351.6)	(346.5)
Net income	$19.0	$110.3	$417.9	$713.7
Net income per common share:
Basic	$0.44	$2.61	$9.50	$16.29
Diluted	$0.43	$2.43	$9.31	$15.25
Weighted average number of common shares outstanding:
Basic	43.2	42.2	44.0	43.8
Diluted	43.8	45.4	44.9	46.8

SELECTED CONSOLIDATED BALANCE SHEET DATA

(In millions)

	December 31,
	2017	2016
Cash, cash equivalents and marketable securities	$1,430.1	$1,053.1
Total assets	2,879.4	2,325.6
Total liabilities and temporary equity	777.6	474.3
Total stockholders’ equity	2,101.8	1,851.3